UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 16, 2015
(Date of Report, Date of Earliest Event Reported)

Stage Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

1-14035
(Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of Principal Executive Offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On June 16, 2015, Stage Stores, Inc. ("we," "us,” "our" or "registrant") entered into an Employment Agreement with Oded Shein, who serves as our Executive Vice President, Chief Financial Officer and Treasurer.  The Employment Agreement is intended to assure us that we will have the dedication, undivided loyalty and objective advice and counsel from Mr. Shein, and requires that he devote his full business time to our affairs. The Employment Agreement includes several restrictive covenants that survive the termination of his employment, including continuing cooperation, non-solicitation of employees and third parties with whom we have a business relationship, confidentiality, and non-competition. Mr. Shein’s Employment Agreement includes the following terms and conditions:

1. Term.  The term of the Employment Agreement is thirty-six (36) months (the "Initial Term"). Upon the expiration of the Initial Term or any Renewal Period (as hereafter described), the term of Mr. Shein's employment will automatically be extended for an additional thirty-six (36) month period (a "Renewal Period"), unless either we or Mr. Shein notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or the then current Renewal Period that the Employment Agreement will not be extended upon its expiration.

2. Base Salary.  Mr. Shein will receive a base salary of $412,000 per year, or such other rate as our Board of Directors (the "Board") may designate from time to time (the "Base Salary"). Mr. Shein's performance will be evaluated annually, generally in March. Any future salary increases will be based on his individual performance and will be approved by the Board in its sole discretion.

3. Performance Incentive Bonus. Mr. Shein will be eligible for an annual performance incentive bonus award.  Under the Employment Agreement, the target payout under the performance incentive bonus is 60% of his Base Salary, which percentage may be adjusted by the Board. The award of any bonus will be based upon the achievement of performance criteria determined by the Board in its sole discretion.

4. Medical, Dental and Other Benefits. Mr. Shein is eligible to enroll and participate in any and all benefit plans we provide to our senior level executive officers.

5. Automobile Allowance.  We will provide Mr. Shein with an automobile allowance in the amount of $1,000 per month to be allocated in his discretion, or such other amounts designated by the Board in its sole discretion.

6. Financial Planning Allowance.  We will reimburse Mr. Shein for any expenses incurred by him in connection with the preparation of taxes, estate planning or financial counseling up to a maximum of $5,000 per year, or such other annual amount designated by the Board in its sole discretion.

7. Severance Benefits.  Mr. Shein is entitled to certain severance benefits as set forth in the Employment Agreement in the event that he resigns for good reason or we terminate his employment without good cause. Upon termination, he will be entitled to receive: (i) any Base Salary earned and unpaid, and fringe benefits described in the Employment Agreement accrued and unpaid, through the date of the termination; (ii) the aggregate of: (x) his Base Salary plus (y) his annual performance incentive bonus target amount; and (iii) any earned performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of the termination.

8. Change in Control. In the event a change in control occurs and during the period beginning six (6) months before the change in control and ending twenty-four (24) months after the change in control, the Employment Agreement is terminated by us or our successor without good cause or by Mr. Shein with good reason, Mr. Shein will be entitled to receive, and we or our successor will be obligated to pay: (i) any Base Salary earned and unpaid, and fringe benefits accrued and unpaid, through the date of the change in control or termination; (ii) two times the aggregate of (x) his Base Salary plus (y) his annual performance incentive bonus target; (iii) any performance incentive bonus for the fiscal year in which the change in control or termination occurs prorated through the date of the change in control or termination; (iv) continued healthcare benefits under COBRA (with us paying the portion of the premium equal to the amount we would have paid had Mr. Shein remained employed) for two years following termination (v) payment for outplacement services for one year up to $15,000; and (vi) continued reimbursement of his financial planning allowance for two years following termination.

This summary is qualified in its entirety by reference to the full text of the Employment Agreement with Mr. Shein, which is included with this Form 8-K as Exhibit 10.1.

Item 9.01                      Financial Statements and Exhibits
(d)    Exhibits

10.1	Employment Agreement between Oded Shein and Stage Stores, Inc. dated June 16, 2015.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

Date: June 22, 2015	/s/ Richard E. Stasyszen
Richard E. Stasyszen
Senior Vice President,
Finance and Controller